Exhibit 99.2

PURCHASE AND SALE AGREEMENT

Plains Exploration & Production Company,

a Delaware corporation

PXP Gulf Coast Inc.,

a Delaware corporation

PXP Texas Limited Partnership,

a Texas limited partnership

and

Brown PXP Properties, LLC,

a Texas limited liability company

(collectively, “Sellers”)

and

Vintage Production California LLC,

a Delaware limited liability company

Occidental of Elk Hills, Inc.,

a Delaware corporation

Occidental Permian Ltd.,

a Texas limited partnership

Oxy USA Inc.,

a Delaware corporation

and

Occidental International Oil & Gas Ltd.,

a Bermuda corporation

(collectively, “Buyers”)

August 6, 2006

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 SALE AND PURCHASE OF PROPERTIES; EXCLUDEDASSETS	8
2.1 Sale and Purchase of Properties	8
2.2 Excluded Assets	10
2.3 Continued Access to Excluded Assets	11

ARTICLE 3 PURCHASE PRICE	12
3.1 Purchase Price	12

ARTICLE 4 ADJUSTMENTS TO PURCHASE PRICE	12
4.1 Increases in Purchase Price	12
4.2 Decreases in Purchase Price	12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS	13
5.1 Organization	13
5.2 Authority	13
5.3 No Conflict	13
5.4 Enforceability	14
5.5 Contracts	14
5.6 Litigation and Claims	14
5.7 Finder’s Fees	14
5.8 Sale Contracts	14
5.9 Notices	14
5.10 Imbalances	15
5.11 Property Obligations	15
5.12 Property Operation	15
5.13 Take-or-Pay	15
5.14 Taxes	15
5.15 Timely Receipt	15
5.16 Timely Payment	15
5.17 Outstanding Obligations	15
5.18 Tax Partnerships	16
5.19 Status of Sellers	16

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS	16
6.1 Organization	16
6.2 Authority	17
6.3 No Conflicts	17
6.4 Enforceability	17
6.5 Basis of Buyers’ Decision; Property Review	17
6.6 Buyers’ Experience and Counsel	17

i

6.7 Closing Funds	17
6.8 No Further Distribution	17
6.9 Buyers’ Ability to Take Title	17
6.10 Buyers’ Ability to Operate	17
6.10 Buyers’ Ability to Operate	17

ARTICLE 7 COVENANTS OF SELLERS	18
7.1 Conduct of Business Pending Closing	18
7.2 Access	19
7.3 H-S-R Act	19
7.4 Satisfaction of Conditions	19
7.5 Consents and Approvals	19
7.6 Hopkins Tank Battery Access	19
7.7 Gas Purchase Agreement for Monument Junction Lease Lands	20
7.8 Transition Services	20

ARTICLE 8 COVENANTS OF BUYERs	20
8.1 H-S-R Act	20
8.2 Satisfaction of Conditions	20

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS	20
9.1 Representations and Warranties	20
9.2 Covenants	20
9.3 No Litigation	20
9.4 H-S-R Act	21

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYERS	21
10.1 Representations and Warranties	21
10.2 Covenants	21
10.3 No Litigation	21
10.4 H-S-R Act	21
10.5 Release of Liens	21

ARTICLE 11 TITLE MATTERS	21
11.1 Title Defect Notice	21
11.2 Determination of Title Defects and Defect Values	22
11.3 Calculation of Defect Value	23
11.4 Exclusion of Properties Subject to Title Defects	24
11.5 Purchase Price Adjustment for Title Benefits	24

ARTICLE 12 ENVIRONMENTAL MATTERS	24
12.1 Presence of Wastes, NORM, Hazardous Substances and Asbestos	24
12.2 Environmental Assessment	25
12.3 Notice of Adverse Environment Conditions	25
12.4 Determination of Adverse Environmental Conditions and Remediation Values	25

12.5 Exclusion of Properties Subject to Adverse Environmental Conditions	27

ARTICLE 13 SUSPENSE FUNDS HELD BY SELLERS	27
13.1 Suspended Funds	27

ARTICLE 14 CLOSING	28
14.1 The Closing	28
14.2 Closing Statement	28
14.3 Closing Deliveries	28

ARTICLE 15 POST-CLOSING ADJUSTMENTS	29
15.1 Final Settlement Statement	29
15.2 Arbitration	29
15.3 Payment of Final Purchase Price	29

ARTICLE 16 ALLOCATION OF RISK	30
16.1 Sellers’ Indemnity	30
16.2 Survival of Sellers’ Representations and Warranties	31
16.3 Buyers’ Indemnity	31
16.4 Assumption by Buyers	31
16.5 Limitations of Warranties	31
16.6 Gas Balancing	33
16.7 Notice of Claims	33
16.8 Defense of Claims	33

ARTICLE 17 RISK OF LOSS	34
17.1 Casualty Loss	34
17.2 Buyers’ Risk of Loss	34

ARTICLE 18 TERMINATION AND REMEDIES	34
18.1 Termination	34
18.2 Effect of Termination	35
18.3 Specific Performance and Other Remedies	35

ARTICLE 19 ADDITIONAL COVENANTS	35
19.1 Further Assurances	35
19.2 Access to Records by Seller	36
19.3 Use of Sellers’ Name	36
19.4 Sellers’ Employees	36
19.5 Special P&A Wells	36
19.6 Electricity Services re Monument Junction	36

ARTICLE 20 ARBITRATION	37
20.1 Determination	37
20.2 Decision Binding	37

ARTICLE 21 MISCELLANEOUS	38

21.1 Notice	38
21.2 Governing Law	39
21.3 Assignment	39
21.4 Entire Agreement	39
21.5 Amendment; Waiver	39
21.6 Severability	39
21.7 Construction	40
21.8 Confidentiality	40
21.9 Headings	40
21.10 Counterparts	40
21.11 Expenses, Fees and Taxes	41
21.12 Laws and Regulations	41
21.13 Tax-Deferred Exchange Option	42
21.14 Public Announcements	42
21.15 Limitation on Damages	42

Exhibits and Schedules:

Exhibit A:	Leases and Fee Interests
Exhibit B:	Wells and PUDs/ Royalty Interests/Minor Properties; WI/RI; Allocated Values
Exhibit C-1:	Form of Assignment
Exhibit C-2:	Form of Corporation Grant Deed
Exhibit D	Non-foreign Affidavit

Schedule 1.1	Individuals with “Knowledge”
Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 5.5	Material Contracts
Schedule 5.6	Litigation
Schedule 5.10	Gas Imbalances
Schedule 5.17	Obligations
Schedule 5.18	Properties Subject to Partnership Reporting
Schedule 19.4	Excluded Sellers’ Employees

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on August 6, 2006, by and among Plains Exploration & Production Company, a Delaware corporation (“PXP”), PXP Gulf Coast Inc., a Delaware corporation (“Gulf Coast”), PXP Texas Limited Partnership, a Texas limited partnership (“PXP Texas”), and Brown PXP Properties, LLC, a Texas limited liability company (“Brown”) (individually each may be referred to as a “Seller” and collectively the “Sellers”) and Vintage Production California LLC, a Delaware limited liability company (“Vintage”), Occidental of Elk Hills, Inc., a Delaware corporation (“OEHI”), Occidental Permian Ltd., a Texas limited partnership (“OPL”), Oxy USA Inc., a Delaware corporation (“Oxy USA”), and Occidental International Oil & Gas Ltd., a Bermuda corporation (“OIOGL”) (individually each may be referred to as “Buyer,” and collectively “Buyers”, and together with Sellers, the “Parties”).

ARTICLE 1

DEFINITIONS

“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including Environmental Laws. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term shall abrogate or limit Sellers’ or Buyers’ respective indemnity and hold harmless obligations under Section 16.1 and 16.3.

“Adverse Environmental Condition Notice” is defined in Section 12.3.

“Adverse Environmental Condition Removal” is defined in Section 12.5.

“affiliate” means any person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a person which directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, and for which purpose and for the purpose of other provisions of this Agreement “person” shall mean any individual, corporation, government, partnership, company, group, authority, association or other entity.

“Agreement” is defined in the preamble.

“Alba ORI” means the overriding royalty interest held by PXP, as successor to original grantee Nuevo Energy Company, in and to gross proceeds accruing to the interest of original grantor Walter International Equatorial Guinea, Inc. relating to the sale of minerals from the Alba Field, offshore Equatorial Guinea, pursuant to the Conveyance of Overriding Royalty effective as of December 11, 1991 from Walter International Equatorial Guinea, Inc. to Nuevo

Energy Company as amended by the Amendment Agreement to Conveyance of Overriding Royalty effective as of February 1, 1993 between such parties, and as more particularly described in Exhibit B-1.

“Allocated Value” with respect to any Property means the value allocated to Sellers’ interest in such Property as set forth on Exhibit B or B-2, or in the case of a Property to which a value has not been assigned in such Exhibits, “Allocated Value” means the value thereof (for purposes of this Agreement) mutually agreed by the Parties, acting reasonably.

“Assignment” is defined in Section 14.3.1.

“Brown” is defined in the preamble.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” and “Buyers” are defined in the preamble.

“Buyer Group” means Buyers, their respective affiliates and their, and their affiliates’, respective employees, officers, directors, agents and representatives.

“Casualty Loss” is defined in Section 17.1.

“Claim” means any loss, cost or expense (including reasonable attorneys’ fees, experts’ fees and court costs), damage, obligation, claim, liability or cause of action.

“Claim Notice” is defined in Section 16.7.

“Closing” is defined in Section 14.1.

“Closing Date” is defined in Section 14.1.

“Code” is defined in Section 5.18.

“Confidentiality Agreement” is defined in Section 21.4.

“Contracts” is defined in Section 2.1.3.

“Data” is defined in Section 7.2.

“Debt Instrument” shall mean any indenture, mortgage, loan, credit or sale-leaseback or similar financial contract.

“Deed” is defined in Section 14.3.1.

“Defect Notification Deadline” means 5:00 p.m., Houston, Texas time, on September 15, 2006.

“Defect Value” means with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect and (b) the amount determined in accordance with Sections 11.2 and 11.3 with respect to such Title Defect.

“Earlier Electricity Services Termination Date” is defined in Section 19.6.

“Easement” is defined in Section 2.1.4.

“Effective Time” is defined in Section 2.1.

“Electing Party” is defined in Section 21.13.

“Electricity Services Termination Date” is defined in Section 19.6.

“Environmental Laws” means all applicable laws and regulations concerning or relating to the pollution or protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“ERISA Liability “ means any obligation, liability or Losses attributable to or arising out of (a) Sellers’ or their affiliates’ employment relationship with the employees of Sellers or their affiliates prior to Closing, (b) Sellers’ or their affiliates’ employee benefit plans applicable to such employees, and (c) Sellers’ or their affiliates responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees.

“Excluded Assets” is defined in Section 2.2.

“Facilities” is defined in Section 2.1.2.

“Fee Interests” is defined in Section 2.1.8.

“Final Settlement Statement” is defined in Section 15.1.

“Franchise Tax Liability” means any tax imposed by a state on Sellers or any of their affiliates’ net income and/or capital for the privilege of engaging in business in that state.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” means such title to the Properties that (a) (i) entitles Sellers to receive not less than the Net Revenue Interest set forth in Exhibit B or B-2 in all Hydrocarbons produced from the Wells, units, Leases or Fee Interests described in Exhibit B or

B-2 at any time during the productive life thereof and (ii) obligates Sellers to bear not more than the Working Interest set forth in Exhibit B or B-2 in the Wells, units, Leases or Fee Interests described in Exhibit B or B-2 (unless there is a corresponding increase in the Net Revenue Interest) at any time during the productive life or abandonment thereof, (b) with respect to all other Properties not described on Exhibit B or B-2, is defensible, and (c) is free and clear of all liens and encumbrances, except for Permitted Encumbrances, other than Permitted Encumbrances that consist of consents and approvals set forth on Schedule 5.3, unless and until such consents and approvals are obtained. Notwithstanding anything else herein, title to a Property affected or burdened by a sliding-scale royalty disclosed on Exhibit B or B-2 shall not be considered to be less than Good and Defensible Title as a result of the effect of any such royalty on Sellers’ Net Revenue Interest in the affected Property.

“Gulf Coast” is defined in the preamble.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hedge Contract” shall mean any contract to which any Seller or any of its affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons and carbon dioxide.

“Income Tax Liability” means any obligation, liability or Losses of Sellers or any of their affiliates attributable to any federal, state, or local income tax measured or imposed on the net income of Sellers or any of their affiliates that was or is attributable to Sellers or any of their affiliates’ ownership of an interest in or operation of the Properties.

“Indemnified Party” is defined in Section 16.7.

“Indemnifying Party” is defined in Section 16.7.

“Lease” is defined in Section 2.1.1.

“Liquidated Title Defect Payment” is defined in Section 11.3.3.

“Lands” is defined in Section 2.1.1.

“Losses” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means an adverse effect (other than resulting from market conditions generally in the oil and gas industry) on the ownership or use of any of the Properties that would have or has a negative impact of at least $25,000,000 on the value of the Properties.

“Material Contracts” is defined in Section 5.5.

“Minimal Defects” means (a) any individual Title Defect with a Defect Value of less than $75,000 or (b) any individual Adverse Environmental Condition with a Remediation Value of less than $75,000.

“Minor Properties” means (a) the Royalty Interests and (b) the other Properties described in Exhibit B-2.

“Net Revenue Interest” means Sellers’ interest in and to all production of Hydrocarbons saved, produced and sold from any Well, unit, Lease, Fee Interest or Minor Property described in Exhibit B.

“NORM” means naturally occurring radioactive material.

“Outside Date” means December 31, 2006.

“Permit” is defined in Section 2.1.6.

“Permitted Encumbrances” means:

(a) Royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce Sellers’ Net Revenue Interest in a Well, unit, Lease, Fee Interest or Minor Property described in Exhibits A, B or B-2 at any time during the productive life thereof, below the Net Revenue Interest for such Well, unit, Lease, Fee Interest or Minor Property set forth in Exhibits B or B-2 or operate to increase Sellers’ Working Interest in a Well, unit, Lease, Fee Interest or Minor Property described in Exhibits B or B-2 at any time during the productive life or abandonment thereof, to more than the Working Interest for such Well, unit, Lease, Fee Interest or Minor Property set forth in Exhibits B or B-2;

(b) Division orders and sales contracts terminable without penalty upon no more than 30 days notice to the purchaser or as set forth on Schedule 5.5;

(c) Required third-party consents to assignment and similar agreements with respect to which waivers or consents (i) are obtained from the appropriate parties or (ii) are routinely obtained from governmental entities after Closing for transactions of this nature;

(d) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent or (ii) that if delinquent, are being contested in good faith by appropriate action of which Buyers are notified in writing before Closing and for which Sellers indemnify Buyers subsequent to Closing;

(e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Well, unit, Lease, Fee Interest or Minor Property described in Exhibits A, B or B-2;

(g) All (i) Material Contracts listed on Schedule 5.5, (ii) other operating agreements, unit agreements, unit operating agreements and pooling agreements affecting the Properties (except for any terms or provisions thereof that are not usual and customary for agreements of such nature covering oil and gas properties and operations similar to the Properties and current operation thereof) or (iii) compulsory or commissioner’s pooling or units or pooling designations; provided, however, that the effect of any such documents, pooling or units or pooling designations will not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit, Lease, Fee Interest or Minor Property described in Exhibits A, B or B-2 at any time during the productive life thereof, below the Net Revenue Interest set forth in Exhibits B or B-2, or increase such Sellers’ Working Interest in such Well, unit, Lease, Fee Interest or Minor Property at any time during the productive life or abandonment thereof, to more than the Working Interest set forth in Exhibits B or B-2 for such Well, unit, Lease, Fee Interest or Minor Property (unless there is a corresponding increase in the Net Revenue Interest);

(h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Wells, Leases, lands, Fee Interests or Minor Properties in any manner, and all applicable laws, rules and orders of any governmental authority;

(j) The terms and conditions of the Leases, provided that the effect of such terms do not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit, Lease, Fee Interest or Minor Property below the Net Revenue Interest set forth in Exhibits B or B-2 at any time during the productive life of thereof, for such Well, unit, Lease, Fee Interest or Minor Property, or increase Sellers’ Working Interest in such Well, unit, Lease, Fee Interest or Minor Property at any time during the productive life or abandonment thereof, to more than the Working Interest set forth in Exhibits B or B-2 for such Well, unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(k) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Property, could not reasonably be expected to prevent or delay Buyers from receiving the proceeds of production from any of Well, unit, Lease, Fee Interest or Minor Property and which do not reduce Sellers’ interest with respect to Hydrocarbons produced from any Well, unit, Lease, Fee Interest or Minor Property below the Net Revenue Interest set forth in Exhibits B or B-2 at any time during the productive life thereof, for such Well, unit, Lease, Fee Interest or Minor Property, or increase Sellers’ Working Interest in such Well, unit, Lease, Fee Interest or Minor Property at any time during the productive life or abandonment thereof, to more than the Working Interest set forth in Exhibits B or B-2 for such Well, unit, Lease, Fee Interest or Minor Property (unless there is a corresponding increase in the Net Revenue Interest);

(l) Any Title Defects that constitute Minimal Defects;

(m) Any Title Defects Buyers have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 11.1; and

(n) The net profits interests set forth on Exhibit B-3.

“PXP” is defined in the preamble.

“PXP Texas” is defined in the preamble.

“Preliminary Purchase Price” is defined in Section 14.2.

“Property” is defined in Section 2.1.

“Purchase Price” is defined in Section 3.1.

“PV-NRI” is defined in Section 13.3.2.

“Record” is defined in Section 2.1.7.

“Remediation Value” is defined in Section 12.3.

“Royalty Interests” is defined in Section 2.1.9.

“Sellers” is defined in the preamble.

“Seller Group” means Sellers, their respective affiliates and their, and their affiliates’, respective employees, officers, directors, agents and representatives.

“Sellers’ Knowledge”, as it pertains to either the aggregate knowledge of Sellers or to any Seller, means the actual knowledge of any of the individuals identified in Schedule 1.1.

“Sellers’ Retained Liabilities” is defined in Section 16.1.

“Tax Deferred Exchange” is defined in Section 21.13.

“Title Benefit” is defined in Section 11.5.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Title Defect Removal” is defined in Section 11.4.

“Transfer Tax” is defined in Section 21.11.1.

“Twisselman Agreement” is defined in Section 2.2.2.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, neither removed pursuant to a Title Defect Removal, nor cured, not later than two Business Days prior to Closing.

“Uncured Title Defects Value” means the aggregate Defect Value for all Uncured Title Defects.

“Unremedied Adverse Environmental Condition” means any Adverse Environmental Condition, other than a Minimal Defect, that has not been removed pursuant to an Adverse Environmental Condition Removal, and for which Seller has not elected to remediate under Section 12.4.3.

“Unremedied Adverse Environmental Conditions Value” means the aggregate Remediation Value of all Unremedied Adverse Environmental Conditions.

“Well” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells, units, Leases, Fee Interests or Minor Properties (other than the Royalty Interests) set forth in Exhibits A, B or B-2, Sellers’ interest in and to the full and entire leasehold estate created under and by virtue of the Leases or, in the case of the Fee Interests only, Sellers’ interest in and to the full and entire fee estate to the extent specified in Exhibit A and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold or fee estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS

2.1 Sale and Purchase of Properties. Subject to the terms and conditions herein set forth, Sellers agree to sell, assign, convey and deliver to Buyers, and Buyers agree to purchase and acquire from Sellers at the Closing, but effective as of 7:00 a.m. local time where the Properties are located on October 1, 2006 (the “Effective Time”) for purposes of the Purchase Price calculations set forth in this Agreement, all of Sellers’ right, title and interest in and to the following, except for the Excluded Assets:

2.1.1. The oil, gas and mineral leases, and the leasehold estates created thereby, described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands; and all reversionary interests, convertible interests, net profits interests and gas imbalance volumes owed to a Seller by a third party as of the Effective Time;

2.1.2. All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, observations wells, co-op wells and water wells located on the Leases, the Fee Interests, the Minor Properties or lands pooled or unitized therewith, including the wells described in Exhibits B and B-2 and the proration units associated therewith (“Wells”); and all pipelines, plants, gathering and processing systems, buildings, compressors, meters, tanks, machinery, tools, utility lines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases, the Lands, the Fee Interests, the Minor Properties or elsewhere insofar as they are used or obtained in connection with the ownership, operation, maintenance or repair of the Leases or production of Hydrocarbons, the Fee Interests or the Minor Properties or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases, the Lands, the Fee Interests or the Minor Properties or attributable thereto (the “Facilities”);

2.1.3. All farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and (to the extent transferable by Sellers without any expense to Sellers not advanced or reimbursed by Buyers or material restrictions under third party agreements) all other written contracts, contractual rights, interests and other written agreements covering or affecting any or all of the Leases, Lands, Wells, Facilities, Fee Interests or Minor Properties, excluding all Hedge Contracts and Debt Instruments (the “Contracts”).

2.1.4. All easements, rights-of-way, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Lands, Wells, Facilities, Fee Interests or Minor Properties, subject to Sellers’ concurrent right to use such rights as set forth in Section 2.2 (the “Easements”).

2.1.5. All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced after the earlier of (i) the Closing Date and (ii) the Effective Time attributable to Sellers’ interest in the Leases, Lands, Wells, Facilities, Contracts, Fee Interests or Minor Properties.

2.1.6. All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells, Facilities, Fee Interests or Minor Properties (the “Permits”).

2.1.7. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements not advanced or reimbursed by

Buyers, all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in the actual possession or control of Sellers or which Sellers have the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyers’ election, at Buyers’ expense) and relating to the operation of the Leases, Lands, Wells, Facilities, Fee Interests or Minor Properties, including all title records, prospect information, title opinions, title insurance reports/policies, property ownership reports, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, accounting files and contract files (the “Records”).

2.1.8. All fee interests to the surface and in oil, gas or other minerals, including rights under grant deeds, mineral deeds, conveyances or assignments as set forth on Exhibit A (“Fee Interests”).

2.1.9. The Alba ORI and all other royalties, overriding royalties, production payments, rights to the royalties in kind, or other interests in production of oil, gas or other minerals excluding working interests, as set forth on Exhibits A, B-1 and B-2 (the “Royalty Interests”).

2.1.10. All partnership interests (tax, state law or otherwise) affecting any Properties.

2.1.11. To the extent assignable, all rights to indemnities (except with respect to Seller Retained Liabilities) and releases from third parties relating to the Properties.

2.1.12. To the extent assignable, all insurance proceeds under existing policies of insurance, if any, relating to the Properties, but only to the extent that such benefits relate to liabilities for which Buyers are responsible under this Agreement.

All of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.12, subject to the limitations and terms expressly set forth herein and in Exhibits A and B, are hereinafter collectively called the “Properties” or, individually, a “Property”, except for the Excluded Assets set for the below in Section 2.2.

2.2 Excluded Assets. Sellers specifically exclude from this transaction all reservations and exceptions listed as such in Exhibit A and the following (all such reservations and exceptions listed on Exhibit A and all of the exclusions listed below in this Section 2.2 are collectively referred to herein as the “Excluded Assets”):

2.2.1. Sellers reserve into themselves a concurrent right to use all Easements, to the extent such easements permit concurrent use, for any oil and gas operations any Seller might have with regard to adjacent or adjoining oil and gas properties, which operations do not materially interfere with Buyers’ operations.

2.2.2. Sellers reserve all right and interest to the Surface Lease Agreement dated March 1, 2004 by and between Carl F. Twisselman, et. al., and Nuevo Energy Company (“Twisselman Agreement”), except for the Wells and Facilities currently located on the lands subject to such lease and any other rights and interests reasonably necessary for Buyer to operate on the Property subject to such lease.

2.2.3. Sellers reserve the following seismic data: 3-D Migrated Data Volume obtained from OEHI, per agreement between OEHI and Naftex Arm LLC, covering portions of T30S, R22E and R23E, Kern County, California.

2.2.4. Sellers reserve the PG&E electrical connection at Monument Junction and the 12kv drop, meter (#00446R), and transformers located on the Twisselman Agreement lease lands.

2.2.5. Sellers reserve the electrical distribution system from the 12kv drop referred to in Section 2.2.4, which traverses portions of the Monument Junction Lease Lands and services PXP operations at Cymric and Hopkins, including the Twisselman tank battery located on the Hopkins fee, and, unless such grant may cause Buyers to breach any applicable contract or Easement for which Sellers do not provide indemnification reasonably acceptable to Buyers, Buyers agree to grant to Sellers the necessary ingress and egress, use, service and operation easements and/or rights of way to allow Sellers full use of such electrical distribution system.

2.2.6. Sellers reserve the emergency flare (PTO S-3507-12-0) located at the Hopkins fee, which currently services PXP’s Hopkins and Twisselman tank batteries, except that Sellers grant Buyers access to such flare for a period of up to ninety (90) days from the Closing Date for usage consistent with past practice.

2.2.7. Sellers reserve the gas transmission pipelines located downstream of the meters (TF 8031 and TF 8035) on the Monument Junction Lease Lands, which serve to move gas from the Monument Junction Wells to PXP operations, and the Assignment shall reserve in favor of Sellers the necessary ingress and egress, use, service and operation easements and/or rights of way to allow Sellers full use of such pipelines.

2.2.8. Sellers reserve all counterclaims, cross-claims, offsets or defenses and similar rights with respect to all Sellers’ Retained Liabilities described in Sections 16.1.2, through 16.1.6, 16.1.8 and 16.1.9.

2.3 Continued Access to Excluded Assets. Except as otherwise specified herein, if access to or service by use of the Excluded Assets described in Sections 2.2.4, 2.2.5, 2.2.6 and 2.2.7 is necessary for Buyers to conduct the operation of the Properties served thereby consistent with past practices, Sellers shall provide contractual access to or service by use of such Excluded Assets at the same cost and on similar terms and conditions that such access or use has been or would be made available to Sellers or their affiliates; provided, however, that such terms are generally at least as favorable as would be available in an arms-length transaction; and provided further, however, that such access or service shall be for a period not exceeding one year from the Effective Time.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The total purchase price for the Properties shall be Eight Hundred Sixty-Five Million Dollars ($865,000,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1. except as provided in Section 19.6, the amount of any costs and expenses actually paid or to be paid by Sellers and their affiliates related to owning, operating, producing and maintaining the Properties from and after the Effective Time, including capital expenditures, plus a fixed overhead charge of $500,000 per month;

4.1.2. the amount of all prepaid expenses, including ad valorem, property and similar taxes and assessments based upon or measured by ownership, relating to the Properties, paid by Sellers and attributable to periods of time after the Effective Time;

4.1.3. the amount of all upward adjustments to the Purchase Price provided for in this Agreement, including but not limited to any Title Benefit adjustments as set forth in Section 11.5;

4.1.4. the value of the following items, less any applicable severance taxes and royalties which are the obligation of the relevant Buyer: (a) all oil and other Hydrocarbons in pipelines or in tanks above the pipeline sales connection, in each case at the Effective Time that is credited to the Properties, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Time, each such value to be the market or, if applicable, the contract price in effect as of the Effective Time and (c) all gas imbalance volumes related to the Properties owed to a Seller by a third party as of the Effective Time, multiplied by $3.50 per mmbtu; and

4.1.5. the amount of all proceeds paid or to be paid to Buyers, including proceeds from the sale of production, net of all applicable taxes and royalties paid or to be paid by Buyers, attributable to the Properties for periods of time prior to the Effective Time.

4.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1. the amount of all proceeds paid or to be paid to Sellers, including proceeds from the sale of production, net of all applicable taxes and royalties paid or to be paid by Sellers, attributable to the Properties for periods of time after the Effective Time;

4.2.2. an amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by ownership, relating to the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time;

4.2.3. the amounts, if any, relating to (a) Casualty Losses pursuant to Section 17.1 or (b) Title Defect Removals under Section 11.4;

4.2.4. the amount, if any, by which the aggregate Uncured Title Defects Value and Unremedied Adverse Environmental Conditions Value exceeds two and three-quarter percent (2.75%) of the Purchase Price;

4.2.5. all gas imbalance volumes related to the Properties owed by a Seller to a third party as of the Effective Time, multiplied by $3.50 per mmbtu; and

4.2.6. any other amount provided for in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyers that each of the statements made in this Article 5 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 Organization. Each of PXP and Gulf Coast is a corporation validly existing and in good standing under the laws of the State of Delaware. Brown is a limited liability company validly existing and in good standing under the laws of the State of Texas. PXP Texas is a limited partnership, validly existing and in good standing under the laws of the State of Texas. Each Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

5.2 Authority. Each Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate, limited liability company or limited partnership action to authorize entering into this Agreement and performing its obligations hereunder.

5.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which any Seller is a party (including its governing documents) or by which any of the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or to any of the Properties. Schedule 5.3 sets forth those consents to assignment, preferential rights or waivers of preferential rights to purchase from third parties that are required in connection with the consummation of the transactions contemplated hereby. There are no governmental consents required in connection the consummation of the transactions contemplated hereby, other than approvals from governmental entities customarily obtained post-closing and consents required under the H-S-R Act.

5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes (and the Assignment, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5 Contracts. Schedule 5.5 describes (a) all area of mutual interests agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, all purchase or sale agreements (other than with respect to production of Hydrocarbons and the disposition of field equipment in the ordinary course), partnership (other than tax partnerships), joint venture and/or exploration or development program agreements relating to Wells, Leases or Fee Interests or otherwise included in the Properties or by which the Properties are bound, (b) all of the production sales, transportation, marketing and processing agreements relating to the Wells, Leases or Fee Interests, other than such agreements which are terminable by Sellers without penalty on 60 or fewer days’ notice without the payment of money or delivery of other consideration or unduly burdensome effort, (c) any contracts or agreements with any affiliate of any Seller that relate to the Properties or by which the Properties are bound, (d) any contracts or agreements burdening the Properties which could reasonably be expected to obligate Sellers to expend in excess of $1,000,000 in any calendar year, and (e) other than contracts governing the sale of Hydrocarbons, any contracts or agreements related to the Properties under which Buyers have received in excess of $1,000,000 of revenues net of direct expenses in any calendar year ((a) – (e) collectively, the “Material Contracts”). Except as disclosed in Schedule 5.5, no Seller has received written notice of its default under any of the Material Contracts and the Material Contracts, the Leases and the Easements are in full force and effect (except, in the case of Easements, where any failure to be in full force and effect would not materially interfere with or prevent operations as currently conducted on the Property or Properties related thereto) and have not been modified or amended in any material respect. To the Sellers’ Knowledge, Sellers have complied with the material terms of all Material Contracts.

5.6 Litigation and Claims. Except as set forth on Schedule 5.6, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Sellers’ Knowledge, threatened against any Seller with respect to the Properties.

5.7 Finder’s Fees. No Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyers shall have any responsibility whatsoever.

5.8 Sale Contracts. Except as set forth on Schedule 5.5 and for (a) contracts governing the sale of Hydrocarbons in the ordinary course which are terminable by Sellers without penalty on 60 or fewer days’ notice or (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of any Seller’s interest in the Properties or any portion thereof.

5.9 Notices. Each Seller’s operation of the Properties is not the subject of any pending regulatory compliance or enforcement actions and no Seller has received written notice, which has not heretofore been complied with, of any violation of laws, rules or regulations (federal, state and local) issued with respect to the Properties.

5.10 Imbalances. Except as set forth on Schedule 5.10 as of the date or dates reflected thereon, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing with respect to the Properties.

5.11 Property Obligations. All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid.

5.12 Property Operation. The Wells have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) and all necessary certificates, consents, permits, licenses and other governmental authorizations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) which are material to the ownership, use or operation of the Properties have been obtained and are in force.

5.13 Take-or-Pay. To Sellers’ Knowledge, except as set forth on Exhibits A, B or B-2 or Schedule 5.10, no Seller is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the Properties pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well, unit, Lease or Fee Interest described in Exhibits B or B-2.

5.14 Taxes. All taxes that are due based on or measured by the ownership of any Property, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly paid or are being contested in good faith.

5.15 Timely Receipt. To Sellers’ Knowledge, each Seller is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from the Properties without suspense, counterclaim or set-off. To Sellers’ Knowledge, there has been no production of Hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in any material restriction on production from the Leases subsequent to the Effective Time.

5.16 Timely Payment. Each Seller has paid its share of all costs payable by it under the Leases operated by a Seller and the Material Contracts, except those being contested in good faith.

5.17 Outstanding Obligations. Except as otherwise described in Schedule 5.17, to Sellers’ Knowledge, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations on the Properties which exceed $500,000 net to Sellers’ interest. No third party has any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Properties including, without limitation, rights retained by prior owners at the time of the sale of the Properties to Sellers to receive production, cash bonus payments or profits from the Properties if the price of oil exceeds a threshold amount.

5.18 Tax Partnerships. Except as otherwise disclosed in Schedule 5.18, to Sellers’ Knowledge, none of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). In the event any Property is the subject of tax partnership reporting requirements, Sellers shall use their best efforts to effect a §754 election with respect any such tax partnerships.

5.19 Status of Sellers. Sellers are not a “foreign person” within the meaning of Code Section 1445 and will furnish Buyers with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit D.

5.20 Sufficient Rights to Operate. The Properties and the Excluded Properties include all of the material assets (real, personal (tangible and intangible) or other) employed by Sellers in their current ownership and operation of the Properties, and such assets are, taken as a whole, sufficient for the ownership and, if operated by Sellers, the operation of such Properties immediately following the Closing in substantially the same manner as conducted at July 1, 2006, assuming receipt of all consents and approvals described in Schedule 5.3 and in clause (e) of the definition of Permitted Encumbrances. To Sellers’ Knowledge, except as disclosed in Schedule 5.18, the Properties do not include any interest in any partnership, limited liability company, corporation or other entity formed under state law.

5.21 No Encumbrances. Other than the Permitted Encumbrances, as of the Closing there will be no liens, mortgages, security interests or other encumbrances encumbering the Properties securing any Debt Instrument of any Seller or affiliate thereof.

5.22 Materials Provided to Buyers. To Sellers’ Knowledge, the historical production and financial data relating to the Properties that has been provided by or on behalf of Sellers to the Buyers and their affiliates are true and correct in all material respects.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers jointly and severally represent and warrant to Sellers that each of the statements made in this Article 6 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1 Organization. Each Buyer is a corporation or entity validly existing and in good standing under the laws of the State of its incorporation or organization. Each Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of the States of Texas and California or other applicable jurisdiction if so required in order to hold and operate Properties.

6.2 Authority. Each Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate or other entity action to authorize entering into this Agreement and performing its obligations hereunder.

6.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which a Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Buyer or any of its properties.

6.4 Enforceability. This Agreement has been duly executed and delivered on behalf of each Buyer and constitutes the legal, valid and binding obligation of such Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5 Basis of Buyers’ Decision; Property Review. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Properties contemplated hereby, and is able to bear the economic risk of such investment indefinitely.

6.6 Buyers’ Experience and Counsel. Each Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, each Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.7 Closing Funds. Each Buyer has and will have at the Closing sufficient funds to enable the payment to Sellers by wire transfer of the Purchase Price in accordance with Article 14 and otherwise to perform such Buyer’s obligations under this Agreement.

6.8 No Further Distribution. No Buyer is acquiring the Properties in contemplation of a distribution thereof in violation of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. No Buyer has sought or solicited, nor has any Buyer participated with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyers in connection with this transaction are Buyers’ own funds.

6.9 Buyers’ Ability to Take Title. Each Buyer is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of Sellers’ assignment of the Properties to the relevant Buyers by any governmental agency, including meeting existing or increased bonding requirements.

6.10 Buyers’ Ability to Operate. Each Buyer is unaware of any fact or circumstance which would preclude or inhibit such Buyer’s qualification to operate any Properties previously operated by Sellers that are being sold to such Buyer hereunder, including meeting existing or bonding or other security requirements of any lessor or governmental agency.

6.11 Finder’s Fees. No Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which any Seller shall have any responsibility whatsoever.

ARTICLE 7

COVENANTS OF SELLERS

7.1 Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, or as required by any obligation, agreement, Lease, contract or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyers, each Seller will:

7.1.1. not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishment resulting from the expiration of a non-producing Lease still in its primary term or the abandonment of a Lease not operated by a Seller); (c) waive, compromise or settle any material right or claim with respect to any of the Properties that is not an Excluded Asset; or (d) except with respect to those matters identified in Schedule 5.17, make capital or workover expenditures with respect to the Properties in excess of $250,000 (net to Sellers’ interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyers of any such emergency expenditures);

7.1.2. use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. cooperate with Buyers in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyers in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyers to own and operate the Properties following the Closing;

7.1.4. use commercially reasonable efforts, when necessary in Buyers’ opinion, to seek appointment of the relevant Buyer as the successor operator to the relevant Seller with respect to all Properties currently operated by such Seller;

7.1.5. until Closing maintain all insurance with respect to the Properties currently in force with the same coverages and limits as are in effect at the date hereof; and

7.1.6. use commercially reasonable efforts to obtain the consents or waivers listed on Schedule 5.3;

7.1.7. perform and comply in all material respects with all covenants and conditions contained in agreements relating to the Properties;

7.1.8. pay all taxes and assessments with respect to the Properties that become due and payable prior to the Closing Date; and

7.1.9. comply in all material respects with all laws and regulations that are applicable to the Properties.

7.2 Access. Each Seller shall afford to Buyers and their authorized representatives reasonable access, at Buyers’ sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by such Seller (provided, however, that Buyers shall indemnify and hold harmless Seller Group from and against any and all Claims arising from Buyers’ inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY TO THE EXTENT OF CLAIMS ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE NEGLIGENCE OF SELLER GROUP)), and (b) such Seller’s operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (“Data”); provided, however, that Data shall not include (x) any legal materials the disclosure of which such Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties or (y) information, the disclosure of which would violate any confidentiality agreement to which such Seller is bound.

7.3 H-S-R Act. Sellers shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Sellers shall consult with Buyers as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing.

7.4 Satisfaction of Conditions. Sellers will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

7.5 Consents and Approvals. Sellers agree to use commercially reasonable efforts to either attempt to obtain all consents and approvals set forth on Schedule 5.3 or to ensure that such consents and approvals have expired without being exercised and have therefore been waived, except for those consents and approvals from governmental entities customarily obtained post-closing for transactions similar to those contemplated hereby. Sellers’ failure to obtain such consents or waivers shall be considered a Title Defect under Article 11.

7.6 Hopkins Tank Battery Access. Sellers agree to grant to Buyers the necessary ingress and egress, use, service and operation easements and/or rights of way to allow Sellers full use of the tank battery servicing the Twisselman lease located on the Hopkins fee pursuant to an agreement in form and substance reasonably satisfactory to Buyers.

7.7 Gas Purchase Agreement for Monument Junction Lease Lands. Sellers and Buyers agree to execute and deliver at Closing a Gas Purchase Agreement for gas produced by Buyers from the Monument Junction Lease Lands at a price equal to 87.5% of the SoCal Border index price for a term of one year and thereafter terminable by either Party upon 90 days’ notice, otherwise in form and substance reasonably satisfactory to the Parties.

7.8 Transition Services. PXP and Buyers agree to execute and deliver a customary Transition Services Agreement for a term not to exceed 60 days following the Closing Date to assure a smooth and orderly transition of operation of the Properties, pursuant to which PXP will provide mutually agreed services to Buyers, and Buyers will reimburse PXP for its costs and expenses in connection therewith.

ARTICLE 8

COVENANTS OF BUYERS

8.1 H-S-R Act. Buyers shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Buyers shall consult with Sellers as to the appropriate time of filing such notifications and shall use its best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing.

8.2 Satisfaction of Conditions. Buyers will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers to be performed at the Closing are subject to the fulfillment (or waiver by Sellers in their sole discretion), before or at the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties by Buyers set forth in Article 6 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

9.2 Covenants. Buyers shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the consummation of the sale of the Properties contemplated hereby shall have expired or been terminated.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYERS

The obligations of Buyers to be performed at the Closing are subject to the fulfillment (or waiver by Buyers in their sole discretion), before or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Sellers set forth in Article 5 shall be true and correct (without reference to any materiality or knowledge qualifiers therein) at and as of the Closing as though made at and as of the Closing, except to the extent that any breaches or inaccuracies of such representations and warranties individually or in the aggregate would not have a Material Adverse Effect; provided, however, that in no event shall the existence of a Title Defect or an Adverse Environmental Condition cause a representation or warranty to be untrue or incorrect.

10.2 Covenants. Sellers shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

10.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the consummation of the sale of the Properties contemplated hereby shall have expired or been terminated.

10.5 Release of Liens. All mortgages, deeds of trust and other liens of record burdening the Properties securing Debt Instruments of Sellers or any of their affiliates shall be released at or before Closing, and evidence of such release shall have been provided to Buyers prior to or at Closing.

ARTICLE 11

TITLE MATTERS

11.1 Title Defect Notice. Buyers shall in good faith provide Sellers with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that renders Sellers’ title to any Property less than Good and Defensible Title (“Title Defect”); provided, however, Buyers agree to use their good faith efforts to notify Sellers of Title Defects as promptly as possible after Buyers have discovered and made the decision to assert the same. Each Title Defect Notice shall include, in reasonable detail, a description of (a) the Well, unit, Lease, Fee Interest, Minor Property or Easement with respect to which the claimed Title Defect(s) relate, (b) the nature of such claimed Title Defect(s) and (c) Buyers’ calculation of the value of each claimed Title Defect(s) in accordance with the guidelines set forth in Section 11.3.

Any Title Defect that is not identified in a timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyers and shall be deemed to have become a Permitted Encumbrance.

11.2 Determination of Title Defects and Defect Values.

11.2.1. Within ten days after Sellers’ receipt of a Title Defect Notice, Sellers shall notify Buyers as to whether Sellers agree with the Title Defects claimed therein and/or the values proposed for such Title Defects therein. If Sellers do not agree with any such claimed Title Defect and/or any such proposed value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to a Title Defect shall be the Defect Value for such Title Defect.

11.2.2. If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable attorney or other consultant experienced in title examination in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyers. For any such dispute resolution process, Sellers and Buyers shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to a Title Defect shall be the Defect Value for such Title Defect. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree in writing to the contrary, the Closing Date shall not be deferred under this Section 11.2.2 in any event for more than ten Business Days, in which case the affected Property shall be removed from this Agreement until the disputed issues are resolved. In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the disputed issues are resolved (unless Sellers shall have previously exercised their rights under Section 11.4 to effect a Title Defect Removal with respect to such Property), Sellers shall convey the affected Property to Buyer and Buyer shall pay to Seller the Allocated Value minus the Defect Value so resolved for such Property. From the Closing through the date of conveyance, Sellers shall continue to conduct their operations with respect to such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

11.2.3. Sellers shall have the right, but not the obligation, to cure any fact agreed or determined to be a Title Defect.

11.3 Calculation of Defect Value.

11.3.1. If, because of the Title Defect, title to a particular Property or Well fails completely with the effect that Sellers have no ownership interest in the relevant Property, the Defect Value shall be the Allocated Value of that Property assigned specifically to it on Exhibit B or B-2.

11.3.2. If a Title Defect exists because Sellers own a lesser Net Revenue Interest in an Property and such Property has an Allocated Value assigned specifically to it on Exhibit B or B-2, then the Defect Value shall be equal to the Allocated Value for such Property multiplied by a fraction (i) the numerator of which shall be the net present value, as of the Effective Time, of Sellers’ interest in the future net revenues from such Property (the “PV-NRI”) minus the net present value as of the Effective Time, of Sellers’ interest in the future net revenues from such Property calculated based upon the same production, cost, and assumed future price estimates and discount rate and such other methods, techniques and assumptions utilized but taking into account the Title Defect, and (ii) the denominator of which shall be the PV-NRI.

11.3.3. If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, but such Title Defect is not a Minimal Defect, then Sellers shall either (a) instruct Buyers to pay at Closing the sum necessary to be paid to the obligee to remove the Title Defect from such Property (the aggregate of all such amounts, the “Liquidated Title Defect Payment”) or (b) retain the obligation of such Title Defect and elect to challenge the validity thereof (or of any portion thereof), in which case Buyers shall extend reasonable cooperation to Sellers in such efforts at no risk or expense to Buyers; provided, however, that if such Title Defect is not cured by three days prior to Closing, it shall constitute an Uncured Title Defect.

11.3.4. If a Title Defect represents an obligation or burden upon a Property for which the economic detriment to Buyers is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum the Parties mutually agree upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Property. If the Parties cannot reach an agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.3.5. If less than 100% of the assets comprising a Property set forth on Exhibit B or B-2 is subject to a Title Defect, the Parties agree that only the value of the affected assets will be used to consider the Defect Value; accordingly, the Parties agree that the value of the affected asset with respect to which a Defect Value must be calculated will be the based on an amount equal to the product of (a) the Allocated Value of the Property and (b) a fraction, the numerator of which is the average weighted production of the affected asset only and the denominator of which is the aggregate average weighted production of all the assets comprising the affected Property. The parties agree that the phrase “average weighted production” as used herein shall be based on the historical production information from Sellers’ records for February, March and April of 2006.

11.3.6. Notwithstanding the foregoing provisions of this Section 11.3, if the Title Defect is with respect to an Easement, there shall also be deemed to be a Title Defect of the Property serviced by such Easement, unless an appropriate replacement easement is obtained by Sellers therefor; provided, however, no such Title Defect shall be deemed to exist if the affected Easement remains adequate for the current operation of the associated Property or is not required for such operations.

11.3.7. The Defect Value shall take into consideration all of the applicable guidelines as are set forth in Sections 11.3.1, 11.3.2, 11.3.3, 11.3.4, 11.3.5 and 11.3.6 above.

11.4 Exclusion of Properties Subject to Title Defects. With respect to any Property subject to a Title Defect, Sellers shall have the option (which must be exercised by written notice to Buyers at least three days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. From and after the Closing Date, with respect to any Property that is the subject of a Title Defect or Defect Value dispute and not conveyed at the Closing Date, Sellers shall retain the option described above, which may be exercised by written notice to Buyers at any time prior to resolution of such dispute. If a third party exercises an applicable preferential right of purchase with respect to any Property, the Purchase Price shall be reduced by the Allocated Value of such Property or, if the preferential right affects less than 100% of such Property, a pro rata portion thereof calculated in accordance with Section 11.3.2, and such Property (or portion thereof) shall be removed from this Agreement. The removal of a Property or portion thereof under this Section 11.4 is referred to as a “Title Defect Removal”.

11.5 Purchase Price Adjustment for Title Benefits. If it is agreed or determined that Sellers own a greater Net Revenue Interest in a Property than is set forth in Exhibit B which exceeds an amount (calculated on the same basis as Defect Values) equal to two and three-quarter percent (2.75%) of the Purchase Price (a “Title Benefit”), the aggregate amount of such excess will be taken as an upward adjustment to the Purchase Price.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYERS ACKNOWLEDGE THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS

SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to the Properties actually acquired by Buyers at Closing hereunder, Buyers assume all liability for the assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies, unless otherwise provided in this Article 12. The foregoing shall not abrogate or limit Sellers’ indemnity and hold harmless obligations under Section 16.1.

12.2 Environmental Assessment. Buyers shall have the opportunity to conduct at their sole risk and expense an environmental assessment of the Properties; provided, however, that Buyers shall not conduct any Phase II audits without Sellers’ prior written consent. Sellers will provide reasonable access for this purpose to Properties operated by Sellers; for any Property not operated by Sellers, Sellers will reasonably cooperate with Buyers in contacting the operators of any such non-operated Property directly to attempt to arrange for access for the purposes of environmental assessment. While performing any environmental assessment, Buyers or any of their representatives and agents must comply with Sellers’ environmental and safety rules and policies on Seller-operated Properties, and with the operator’s environmental and safety rules and policies on all other Properties. Prior to Closing, Buyers will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Sellers or unless such disclosure is expressly required by applicable law or regulation or is required pursuant to legal process of any court or governmental authority. Buyers will notify Sellers in advance of any such disclosure and will furnish Sellers copies of all materials to be disclosed prior to any disclosure thereof. As soon as possible after Buyers’ receipt thereof, Buyers shall forward to Sellers copies of all reports, data, analyses, test results, remediation costs estimates and recommended remediation procedures or other information concerning or derived from Buyers’ environmental assessment.

12.3 Notice of Adverse Environment Conditions. Buyers shall in good faith provide Sellers with written notice (an “Adverse Environmental Condition Notice”) at or before the Defect Notification Deadline of any claimed Adverse Environmental Condition; provided, however, Buyers agree to use their good faith efforts to notify Sellers of Adverse Environmental Conditions as promptly as possible after Buyers have discovered and made the decision to assert the same. Each Adverse Environmental Condition Notice shall include, in reasonable detail, a description of (a) the Well, unit, Lease, Easement, Fee Interest or Minor Property with respect to which such Adverse Environmental Condition(s) is claimed, (b) the nature of such claimed Adverse Environmental Condition(s) and (c) Buyers’ proposed calculation of the cost to remediate such claimed Adverse Environmental Condition(s) (the “Remediation Value”). Any Adverse Environmental Condition that is not identified in a timely delivered Environmental Defects Notice shall thereafter be forever waived and expressly assumed by Buyers.

12.4 Determination of Adverse Environmental Conditions and Remediation Values.

12.4.1. Within ten days after Sellers’ receipt of an Adverse Environmental Condition Notice, Sellers shall notify Buyers as to whether Sellers agree with the Adverse Environmental Condition claimed therein and/or the Remediation Value proposed to be required for remediation of such Adverse Environmental Condition. If Sellers do not agree with any such claimed Adverse Environmental Condition and/or any such proposed Remediation Value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition.

12.4.2. If the Parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or a Remediation Value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyers. For any such dispute resolution process, Sellers and Buyers shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree to the contrary, the Closing Date shall not be deferred under this Section 12.4.2 in any event for more than ten Business Days. If at the end of such period, the consultant has failed to make its determination, Sellers must effect an Adverse Environmental Condition Removal pursuant to Section 12.5, and subject to each Party’s waiver of any right under Section 18.1.6, if applicable, the Parties shall proceed with Closing, in which case the affected Property shall be removed from this Agreement until the disputed issues are resolved. In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the disputed issues are resolved (unless Sellers or Buyers shall have previously exercised their respective rights under Section 12.5 to effect an Adverse Environmental Condition Removal with respect to such Property), Sellers shall convey the affected Property to Buyers and Buyers shall pay to Seller the Allocated Value minus the Remediation Value so resolved for such Property. From the Closing Date through the date of conveyance. Sellers shall continue to conduct their operations of such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

12.4.3. Sellers shall have the right, but not the obligation, to remediate any Adverse Environmental Condition at Sellers’ sole cost in accordance with applicable Environmental Laws. If Sellers elect to remediate an Adverse Environmental Condition, and such remediation cannot be accomplished prior to the Closing Date, Sellers may notify Buyers of Sellers’ intention to diligently pursue and complete such remediation and to exercise all reasonable efforts and diligence to complete remediation within 90 days of the Closing Date. In such event, the affected Property shall be withheld from the Closing on the Closing Date and the Allocated Value associated therewith shall be withheld from the Preliminary Purchase Price otherwise payable by Buyers. On the date the final settlement of the Purchase Price adjustments is completed pursuant to Section 15.3, Buyers will accept, pay for in accordance with this Agreement and receive an assignment of any such Properties as to which Sellers have remediated to Buyers’ reasonable satisfaction any Adverse Environmental Condition asserted prior to Closing. As to any such Properties still then subject to Adverse Environmental Conditions, Buyers, at their option may (a) offer Sellers an extension of the remediation period on such terms and conditions as Buyers may, in their sole discretion, elect to impose and Sellers may accept or reject such extension; (b) waive the unremediated Adverse Environmental Condition(s) and accept, pay for in accordance with this Agreement and receive an assignment of the affected Properties subject to such unremediated Adverse Environmental Condition(s); or (c) eliminate the affected Properties from the purchase and sale transaction and retain the previously withheld portion of the Preliminary Purchase Price related to such Properties, or portion thereof, free and clear of any claim by Sellers, and thereupon any and all rights of Buyers in or to such Properties shall terminate. During the post-Closing remediation period specified above (as the same may be extended) and through the date the affected Properties are purchased and sold hereunder, with respect to any such Properties subject to Adverse Environmental Conditions that Sellers are attempting to cure, a Seller shall remain the record owner thereof and shall continue to conduct its operations thereof or with respect thereto pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

12.5 Exclusion of Properties Subject to Adverse Environmental Conditions. With respect to any Property subject to an Adverse Environmental Condition, Sellers and Buyers shall each have the option (which must be exercised by written notice to Buyers or Sellers, as the case may be, at least three days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. From and after the Closing Date, with respect to any Property that is the subject of a dispute regarding an asserted Adverse Environmental Condition, or the Remediation Value related thereto, and which is not conveyed at the Closing Date, Sellers and Buyers shall each retain the option described above, which may be exercised by written notice to Buyers or Sellers, as the case may be, at any time prior to resolution of such dispute. The removal of a Property or portion thereof under this Section 12.5 is referred to as an “Adverse Environmental Condition Removal”.

ARTICLE 13

SUSPENSE FUNDS HELD BY SELLERS

13.1 Suspended Funds. Within 90 days after the Closing, Sellers shall provide to Buyers a listing showing all funds from production attributable to the Properties that are currently held in suspense by the Sellers and shall transfer to Buyers all such suspended funds existing as of the Effective Time (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the Final Settlement Statement contemplated by Section 15.1). After such transfer, Buyers shall be responsible for proper distribution of all the suspended funds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Sellers from and against any and all Losses arising out of or relating to Buyers’ retention or distribution of such suspended funds. Notwithstanding the foregoing, certain suspense funds may still be held by Crimson Resource Management Corp., a predecessor of a Seller with regard to certain of the Properties. Seller agrees to assign to Buyers all of Sellers’ rights in and to such funds and Buyers agree to release, indemnify, defend and hold the Sellers harmless with regard to any Losses concerning such funds.

ARTICLE 14

CLOSING

14.1 The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the Sellers’ offices at 700 Milam, Suite 3100, Houston, Texas 77002 on September 29, 2006 or such earlier date mutually agreed by the Parties (the “Closing Date”).

14.2 Closing Statement. Sellers shall provide Buyers with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted pursuant to Article 4 (the “Preliminary Purchase Price”) at least two days prior to the Closing.

14.3 Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

14.3.1. Sellers shall execute and deliver to Buyers, and Buyers shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit C-1 (the “Assignment”) and the Corporation Grant Deed set forth as Exhibit C-2 (the “Deed”);

14.3.2. Buyers shall deliver via wire transfer to an account specified by Sellers, in immediately available funds, the Preliminary Purchase Price, less the Liquidated Title Defect Payment, if applicable;

14.2.3. Buyers shall deliver via wire transfer to account(s) specified by the applicable payee(s) the Liquidated Title Defect Payment;

14.3.4. Each Party shall execute, acknowledge and deliver mutually acceptable letters-in-lieu of transfer orders or division orders directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Time to Buyers;

14.3.5. As to those Properties operated by a Seller or an affiliate, such Seller and a Buyer shall execute all appropriate state or local forms required to be executed to effect an assignment of operations and the administrative change of operator of such Properties from such Seller or affiliate to such Buyer; and

14.3.6. Each Seller as applicable, shall execute and deliver to Buyers any applicable governmental transfer form required by the governmental agency with jurisdiction over the Wells.

14.3.7. The Parties shall execute and deliver the Gas Purchase Agreement referred to in Section 7.7 and the Transition Services Agreement referred to in Section 7.8.

14.3.8. A fully executed agreement similar to the Twisselman Agreement shall have been delivered to Buyers which gives Buyers rights to operate on the Twisselman lease to support other Properties and is otherwise in form and substance reasonably satisfactory to Buyers.

ARTICLE 15

POST-CLOSING ADJUSTMENTS

15.1 Final Settlement Statement. After the Closing Date, Sellers shall prepare, in accordance with this Agreement and with GAAP, a statement (“Final Settlement Statement”), a copy of which shall be delivered by Sellers to Buyers no later than 120 days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Purchase Price and showing the calculation of such adjustments in accordance with GAAP and Article 4. Buyers shall have 60 days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Sellers of Buyer’s objection to any item on the statement. Buyers’ notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyers do not provide written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyers provide written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to, and Buyers and Sellers shall meet to negotiate and resolve the objections within 15 days of Sellers’ receipt of Buyers’ objections. If the Parties agree on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, upon any Party’s written request, be resolved by arbitration in accordance with Section 15.2.

15.2 Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute shall be promptly submitted to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The decision of such arbitrator on all such points shall be final and binding upon the Parties and shall be enforceable against any Party in any court of competent jurisdiction. The costs and expenses of such arbitrator shall be borne 50% by Sellers and 50% by Buyer.

15.3 Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyers shall pay such difference to Sellers in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Sellers shall pay such difference to Buyers in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

ARTICLE 16

ALLOCATION OF RISK

16.1 Sellers’ Indemnity. After Closing, each Seller shall indemnify and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

16.1.1. any breach of (a) any obligation expressly undertaken by any Seller in this Agreement (except any obligation in Section 7.1); and (b) any breach of the covenants in Section 7.1, representations and warranties of any Seller in this Agreement; with respect to which breach Buyers have delivered written notice thereof to Sellers within nine months after Closing; provided, however, with respect to Sellers’ indemnification obligations under this clause (b), (i) Sellers shall have no obligation to indemnify Buyer Group with respect to any individual Loss of less than $25,000; (ii) Sellers shall have no obligation to indemnify Buyer Group unless and until the amount of aggregate Losses for which indemnification is required exceeds $10,000,000 and then Sellers shall be obligated to indemnify Buyer Group only to the extent of the amount by which such aggregate Losses exceeds $10,000,000; and (iii) Sellers’ aggregate indemnification liability shall be limited to an amount equal to fifty percent (50%) of the Purchase Price;

16.1.2. the offsite disposal, prior to the Closing, of hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Properties;

16.1.3. (a) the payment of any taxes related to the Properties or production therefrom accruing prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production from the Properties prior to the Effective Time, (c) any personal injuries (including death) or property damages occurring on or in connection with the Properties prior to the earlier of the Closing Date and the Effective Time and (d) disputes related to the proper billing or payment of Joint Interest Billing Accounts related to ownership or operation of the Properties prior to the earlier of the Closing Date and the Effective Time; provided, however, Sellers shall have no liability to indemnify Buyer Group under this Section 16.1.3 unless and until the amount of aggregate Losses for which indemnification is required exceeds $1,000,000, and then Sellers shall be obligated to indemnify Buyer Group only to the extent of the amount by which aggregate Losses exceeds $1,000,000;

16.1.4. any Hedge Contracts relating to the Properties;

16.1.5. any Debt Instruments of any Seller or any affiliate relating to the Properties;

16.1.6. the matters listed on Schedule 5.6, and any suit, action, proceeding, lawsuit or other litigation pending against any Seller relating to the Properties as of the Effective Time;

16.1.7. ownership, operation or use of the Excluded Assets;

16.1.8. all Income Tax Liability and Franchise Tax Liability; and

16.1.9. all ERISA Liability.

The matters for which Sellers have the obligation to indemnify and hold harmless under this Section 16.1, to the extent of such obligation, are referred to herein as “Sellers’ Retained Liabilities.”

16.2 Survival of Sellers’ Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations and warranties made by Sellers in this Agreement shall survive Closing for nine months and shall be actionable during such period (but not thereafter, excluding Claims made in good faith prior to the end of such period) in accordance with Section 16.1.1.

16.3 Buyers’ Indemnity. Except to the extent of Sellers’ Retained Liabilities, after Closing, Buyers shall indemnify, defend and hold harmless Seller Group from and against any and all Losses suffered by Seller Group relating to the ownership or operation of the Properties, whenever arising, whether before or after the Effective Time, including but not limited to (a) accidents or injuries associated with the Wells, the Facilities, the casings, and all other leasehold equipment in and on the Wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties, and (b) all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal from the Properties to offsite locations prior to Closing), whether before or after the Effective Time, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING ANY LOSSES TO THE EXTENT ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF SELLER GROUP. BUYER HEREBY RELEASES SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW.

16.4 Assumption by Buyers. Except to the extent of Sellers’ Retained Liabilities and as otherwise set forth in this Agreement, effective at Closing, Buyers hereby assume and agree to fully and timely pay, perform, and discharge in accordance with their terms, all duties, liabilities and obligations directly and primarily arising out of the Properties acquired by Buyers at Closing.

16.5 Limitations of Warranties. Except as otherwise set forth in this Agreement, the Properties are being sold by Sellers to Buyers without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (i) to the extent of Sellers’ Retained Liabilities and (ii) that Sellers will warrant title to the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Sellers, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS CONVEY THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS ALSO EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED (EXCEPT, IN THE CASE OF CERTAIN HISTORICAL INFORMATION, TO THE EXTENT OF SECTION 5.22 OF THIS AGREEMENT) WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR EXCEPT AS SET FORTH IN SECTION 5.20 OF THIS AGREEMENT, THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYERS AND SELLERS ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYERS HAVE RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYERS. BUYERS HEREBY WAIVE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYERS IN CONNECTION WITH THE PROPERTIES, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYERS BY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES). OTHER THAN AS SET FORTH IN THIS AGREEMENT, ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLERS IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYERS’ SOLE RISK. WITH RESPECT TO THE EASEMENTS, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCTION, OR REMOVE ANY PIPELINES. Subject to the provisions of this Agreement, if necessary, Buyers shall secure their own rights and permits to operate and maintain any pipelines or Facilities comprising a portion of the Properties on the land of others at its own expense. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT, THE ASSIGNMENT AND THE DEED. BUYERS ACKNOWLEDGE THAT THIS WAIVER IS CONSPICUOUS.

BUYERS’ INITIALS:	/s/ TAS	SELLERS’ INITIALS:	/s/ DRB

16.6 Gas Balancing. The Parties recognize that as of the Effective Time there are over and under imbalances with respect to gas production or processing attributable to the Properties and hereby agree that the Properties acquired by Buyers at Closing will be conveyed at Closing specifically subject to such imbalances, with Buyers bearing and assuming all obligations with respect to any overproduction account or liability associated with the Properties and receiving the benefit of and being credited with any unproduction account or credit existing as of the Effective Time with respect to the Properties. Preliminary financial settlement at the Closing for gas imbalances as reflected in the Preliminary Purchase Price calculated pursuant to Section 14.2 will be based upon the information set forth in Schedule 5.10, with final settlement effected pursuant to Section 15.1, in the Final Settlement Statement, based on actual overproduction and underproduction accounts as of the Effective Time. The Parties agree that such overproduction accounts and liabilities are Permitted Encumbrances hereunder, and the existence of such overproduction accounts or liabilities shall not constitute grounds for Buyers to assert that the Properties affected thereby are subject to any Title Defects. From and after the Closing, Buyers shall defend, save harmless and indemnify Seller Group from all Claims or Losses arising from such overproduction accounts and liabilities; provided, however, that Sellers indemnity and hold harmless obligations in Section 16.1.1 with respect to a breach of the representation and warranty contained in Section 5.10 shall in no way be abrogated or limited by the foregoing provisions of this Section 16.6.

16.7 Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 16 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the claim, setting forth the particulars associated with the claim (including a copy of the written claim, if any) as then known by the Indemnified Party (“Claim Notice”).

16.8 Defense of Claims. Within 30 days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the 30 day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the

Indemnifying Party’s choice (reasonably acceptable to the Indemnified Party, which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

ARTICLE 17

RISK OF LOSS

17.1 Casualty Loss. If, after the date hereof and prior to the Closing any portion of the Properties shall be substantially damaged or destroyed by fire or other casualty, or if any substantial portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, that if prior to Closing a Casualty Loss (after taking into account insurance and indemnity proceeds) occurs of more than ten percent (10%) of the Purchase Price, Sellers or Buyers shall have the right to terminate this Agreement by delivery of written notice to the other Parties.

17.2 Buyers’ Risk of Loss. Except as specifically provided in Section 17.1 with respect to any Casualty Loss, Buyers shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time and no Seller shall have any liability, as operator of the Properties or otherwise, for losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons (other than with respect to any violation by Sellers of the pre-closing covenants contained in Section 7.1).

ARTICLE 18

TERMINATION AND REMEDIES

18.1 Termination. This Agreement may be terminated as provided below.

18.1.1. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

18.1.2. If the transactions contemplated hereby do not close on or before the Outside Date, any Party may terminate this Agreement by delivery of written notice to the other Parties; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1.2 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Outside Date.

18.1.3. Buyers may terminate this Agreement by delivery of written notice to Sellers at any time prior to the Closing Date if, as of the Closing Date, any Seller has breached any representation, warranty or covenant in this Agreement in any material respect and such Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.4. Sellers may terminate this Agreement by delivery of written notice to Buyers at any time prior to the Closing Date if any Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and such Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.5. Either Party may terminate this Agreement in accordance with Section 17.1.

18.1.6. Either Party may terminate this Agreement by delivery of written notice to the other Party if the aggregate of (a) the Uncured Title Defects Value plus (b) the Liquidated Title Defect Payment plus (c) the Unremedied Adverse Environmental Conditions Value plus (d) the aggregate reduction in Purchase Price pursuant to Adverse Environmental Condition Removals exceeds ten percent (10%) of the Purchase Price.

18.2 Effect of Termination. Each Party’s right of termination under Section 18.1 is, subject to Section 21.5, in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 18.1, all obligations of the Parties under this Agreement will terminate, except that Buyer’s indemnity obligations under Section 7.2, and the obligations of the Parties in this Section 18.2 and Article 21, will survive; provided, however, that if this Agreement is terminated because of a willful or intentional breach of this Agreement by the non-terminating Party or because a Party’s condition to Closing is not satisfied as a result of the non-terminating Party’s willful or intentional failure to comply with its obligations under this Agreement, subject to Section 21.5, the terminating Party will be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise.

18.3 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that either Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 19

ADDITIONAL COVENANTS

19.1 Further Assurances. After the Closing, each Seller and each Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Each Seller shall use commercially reasonable efforts to cooperate with Buyers’ efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

19.2 Access to Records by Seller. Within 10 days after Closing, each Seller shall deliver to Buyers, at Sellers’ address, or at such other place as any of same may be kept, the originals of all Records and Data, except that each Seller may retain (a) the originals of all Data which are related to properties other than the Properties being sold herein, in which case such Seller shall deliver duplicate copies of any such retained originals to Buyer, and (b) the originals of all accounting Data, in which case such Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyers. For a period of four (4) years after the date of Closing, Buyers will retain the Records and Data delivered to them pursuant hereto and will make such Records and Data available to Sellers upon reasonable notice at Buyers’ offices at reasonable times and during office hours.

19.3 Use of Sellers’ Name. Buyers agree that within 60 days after Closing they will remove or cause to be removed the names and marks “Plains Exploration & Production Company,” “PXP,” “Brown PXP Properties, LLC” and/or “PXP Gulf Coast Inc.”, “PXP Texas Inc., “ “PXP Texas Limited Partnership” and/or all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks and logos.

19.4 Sellers’ Employees. Notwithstanding the terms of the Confidentiality Agreement, upon execution of this Agreement, Paragraph 19 of the Confidentiality Agreement dated July 7, 2006 will be superseded by this provision and Buyers shall be permitted, with Sellers’ prior written consent (which shall not be unreasonably withheld) to contact Sellers’ field-based employees directly relating to the day-to-day field operations of the Properties and offer post-Closing employment to such employees, except as set forth on Schedule 19.4.

19.5 Special P&A Wells. In addition to all other obligations herein, Buyers agree to plug and abandon all Wells set forth on Exhibit B under the caption “Special P&A Wells”, to return the surface of the lands related thereto to such condition as is required by agreements or rules, regulations, or laws applicable thereto, and to indemnify, defend and hold Sellers harmless for all Losses arising out of Buyers’ agreement herein to assume such obligations and/or its failure to comply with such obligations.

19.6 Electricity Services re Monument Junction. From the Effective Time until the Electricity Services Termination Date or Earlier Electricity Services Termination Date, whichever occurs first, Sellers will provide continuous (except for down periods) electricity (an average load of 572 kW/h) as an accommodation at no cost to Buyers for Buyers’ oil and gas operations at Monument Junction. “Electricity Services Termination Date” shall mean September 30, 2007 or the date of completion of the construction of the facilities to replace the electrical connection described in the next sentence, whichever occurs first. It is understood and agreed that prior to the Electricity Services Termination Date, Buyer shall have completed construction of facilities required to replace the PG&E electrical connection at Monument Junction and the 12kv drop, meter (#00446R), and transformers located on the lands subject to the Twisselman Agreement, all of which assets have been reserved by Sellers pursuant to Section 2.2.4 herein. If Buyers’ electricity use exceeds the average load of 572 kW/h specified above for any continuous 60 day period, Seller will have the right to accelerate the Electricity Services Termination Date to an earlier date (the “Earlier Electricity Services Termination Date”) than that set forth above, which date shall be not earlier than that date on which Buyers’ aggregate electricity usage equals that which would have been supplied had Buyers used electricity at an average rate of 572kW/h through the Electricity Services Termination Date. Sellers will continue to provide electricity services (limited to a quantity of 572 kW/h) until the Earlier Electricity Services Termination Date. Sellers will give Buyers written notice 30 days prior to the effective date of the Earlier Electricity Services Termination Date. Upon the effective date of such termination, or the Electricity Services Termination Date, as applicable, Buyers will no longer have the right to receive from Sellers, and Sellers will have no further obligation to make available to Buyers, any electricity services whatsoever.

ARTICLE 20

ARBITRATION

Except as provided in Article 18 or elsewhere in this Agreement, any controversy, dispute or claim between the Parties arising under this Agreement shall be determined by binding arbitration, the conduct of which shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

20.1 Determination. The arbitrators selected to act hereunder under the Commercial Arbitration Rules of the American Arbitration Association shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator. The arbitration shall be held in Houston, Texas. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Sellers in like manner as if none had been previously named.

20.2 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, shall be enforceable against any Party in any court of competent jurisdiction, and Buyers and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto. The arbitrators shall not be entitled to award punitive damages.

ARTICLE 21

MISCELLANEOUS

21.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Sellers:	c/o Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: Marc A. Hensel
Vice President Acquisitions & Divestments
Telephone: (713) 579-6033
Telecopier: (713) 579-6200

with a copy to:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: John F. Wombwell
Executive Vice President and General Counsel
Telephone: (713) 579-6123
Telecopier: (713) 579-6231

and:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Attention: James L. Rice III
Telephone: (713) 220-8116
Telecopier: (713) 236-0822

Buyers:	c/o Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention: Todd A. Stevens
Telephone: (310) 443-6141
Telecopier: (310) 443-6435

with a copy to:

Occidental Oil and Gas Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention: Vice President and General Counsel
Telephone: (310) 433-6396
Telecopier: (310) 443-6192

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

21.2 Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

21.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, except as permitted below, neither party shall assign this Agreement or its rights hereunder without the other party’s written consent, which shall not be unreasonably withheld. Buyers shall, without the obligation to obtain the prior written consent of Sellers but with the obligation to provide contemporaneous or prior notice to Sellers, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more affiliates of Buyers, but no such assignment will release or discharge Buyers from any of their obligations as the “Buyers” under this Agreement or any certificate, document, instrument or writing delivered pursuant hereto.

21.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, excluding the Confidentiality Agreement dated July 7, 2006 between PXP and Occidental Oil and Gas Corporation (the “Confidentiality Agreement”), which is addressed in Section 21.8. There are no third party beneficiaries having rights under or with respect to this Agreement.

21.5 Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyers and Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

21.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

21.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

21.8 Confidentiality. All information made available by PXP to Buyers pursuant to this Agreement shall be maintained as confidential by Buyers until Closing. The Parties shall remain subject, until the Closing, to the Confidentiality Agreement, at which time of Closing such Confidentiality Agreement shall terminate. Buyers shall take all actions reasonably necessary to ensure that Buyers’ employees, consultants, representatives and agents comply with the provisions of this Section 21.8. After Closing, Sellers will maintain as confidential all information permitted to be retained (either as an original or copy) hereunder.

21.9 Headings. The article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

21.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

21.11. Expenses, Fees and Taxes.

21.11.1. Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyers shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the Party incurring them. All taxes, whether in the form of income, franchise, or capital gains taxes, imposed by federal, state, or foreign tax authorities are the obligation of and shall be borne by the Party incurring such tax. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Sellers and Buyers that the Purchase Price excludes any sales taxes or other taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyers and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyers from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes (collectively “Transfer Taxes”). If a determination is ever made that a Transfer Tax applies, Buyers shall be liable for such tax. Buyers shall indemnify and hold Seller Group harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

21.11.2. If the transactions hereunder constitute an applicable asset acquisition pursuant to Section 1060 of the Code, the Parties agree to cooperate in the preparation of Form 8594. The Parties agree that the Allocated Value for each property on Exhibit B or B-2 shall be used for this purpose. The Buyers and Sellers shall (a) be bound by this allocation for all tax purposes, (b) timely file all forms (including IRS Form 8594) and tax returns required to be filed in connection with this allocation, (c) prepare and file all tax returns in a manner consistent with this allocation, and (d) take no position inconsistent with this allocation in any tax return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

21.12 Laws and Regulations. From and after the Closing, (a) Buyers shall comply with all applicable material laws, ordinances, rules and regulations and shall properly obtain and maintain all material permits required by public authorities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyers shall assume all of each Seller’s obligations with regard to abandonment of all existing unplugged Wells, whether producing or nonproducing, and abandonment of all leasehold Property including, where applicable, the plugging of Wells and the restoration of the surface in compliance with all applicable laws, rules, regulations and in compliance with all Leases and other agreements affecting the Properties, and shall indemnify and hold Seller Group harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyers shall remain liable therefor as regards Sellers even if Buyers shall assign, sell or transfer the Properties to a third party. Sellers indemnity and hold harmless obligations in Section 16.1 shall in no way be abrogated or limited by the foregoing provisions of this Section 21.12.

21.13 Tax-Deferred Exchange Option. Either Party shall have the right to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for all or part of the Properties at any time prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Each Seller and each Buyer may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each Electing Party shall remain responsible to the other Party for the full and prompt performance of their respective delegated duties. The Electing Party shall indemnify and hold other Party harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 21.13 pursuant to the request of Electing Party.

21.14 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and endeavor in good faith to obtain approval of the other Party to the text of a public announcement or statement to be made solely by Sellers, on the one hand, or Buyers, on the other, as the case may be; provided, however, if Sellers, on the one hand, or Buyers, on the other is required by law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Party.

21.15 Limitation on Damages. Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any party to this Agreement be liable for any consequential, special, exemplary, punitive or similar damages or lost profits arising out of or relating to this Agreement.

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Executed as of the date set forth above.

SELLERS:

Plains Exploration & Production Company

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Executive Vice President- Exploration & Production

PXP Gulf Coast Inc.

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Vice President

PXP Texas Limited Partnership, by PXP Texas Inc., Its general partner

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Vice President

Brown PXP Properties, LLC

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Vice President

BUYERS:

Vintage Production California, LLC

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President

Occidental of Elk Hills, Inc.

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President

Occidental Permian Ltd., by its general partner, Occidental Permian Manager, LLC

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President

OXY USA Inc.

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President

Occidental International Oil & Gas Ltd.

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President